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                            EXHIBIT 11 TO FORM 10-K

                           UMB FINANCIAL CORPORATION

                       Computation of Earnings Per Share

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
                                            1996         1995          1994
                                            ----         ----          ----
Net income divided by                   $57,532,000   $52,176,000   $47,814,000

Weighted average shares outstanding      19,938,439    21,635,818    22,031,313

Earnings per share                            $2.89         $2.40         $2.15
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